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                              THERMADYNE MFG. LLC
                            THERMADYNE CAPITAL CORP.
                        101 South Hanley Road, Suite 300
                           St. Louis, Missouri 63105


                                 August 4, 1998

State Street Bank and Trust Company
225 Asylum Street, 23rd Floor
Hartford, Connecticut  06103

Ladies and Gentlemen:

         Thermadyne Mfg. LLC, a Delaware limited liability company, and Thermadyne Capital Corp., a Delaware corporation (collectively, the "Issuers"), are making an offer to exchange $1,000 principal amount of their 9 7/8%
Senior Subordinated Notes due 2008 (the "Exchange Notes"), upon the terms and subject to the conditions set forth in the Prospectus, dated August 4, 1998 (the "Prospectus"), and in the related Letter of Transmittal (the "LT"), for each $1,000 principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2008 (the "Old Notes") issued pursuant to an Indenture, dated as of May 22, 1998 (the "Indenture"), among the Issuers, C&G Systems Holding, a Delaware corporation, C&G Systems, Inc., an Illinois corporation, Coyne Natural Gas Systems Inc., a Missouri corporation, Marison Cylinder Corporation, a Delaware corporation, MECO Holding Company, a Delaware corporation, Modern Engineering Company, Inc., a Missouri corporation, Stoody Company, a Delaware corporation, Tag Realty, Inc., a Texas corporation, Thermadyne Cylinder Company, a
California corporation, Thermadyne Industries, Inc., a Delaware corporation, Thermadyne International Corp., a Delaware corporation, Thermal Arc, Inc., a Delaware corporation, Thermal Dynamics Corp., a Delaware corporation, Tweco Products, Inc., a Delaware corporation, Victor Coyne International, Inc., a Delaware corporation, Victor Equipment Company, a Delaware corporation, Wichita Warehouse Corporation, a Kansas corporation, and Woodland Cryogenics Company, a Delaware corporation (collectively, the "Guarantors") and State Street Bank and Trust Company, as trustee (the "Trustee"). The offer to exchange Exchange
Notes for Old Notes pursuant to the Prospectus and the LT are referred to collectively herein as the "Exchange Offer." Attached hereto and incorporated herein by reference as Exhibits A through E, respectively, are the following:

                 A.       The Prospectus;

                 B.       A form of the LT;

                 C.       A form of the Notice of Guaranteed Delivery; and
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                 D.       The Exchange Agent's Fee and Expense Schedule.

         The Exchange Offer will commence on August 5, 1998 (the "Commencement Date"), and will expire at 5:00 p.m., New York City time, on September 3, 1998, unless extended by the Issuers as provided in the Exchange Offer (the last date to which the Offer is extended and on which the Exchange Offer expires is herein referred to as the "Expiration Date"). The Issuers will notify you in writing on the day of any extension of the Exchange Offer.

         The Issuers hereby appoint you, and you hereby agree, to act as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer. In such capacity, you will, on behalf of the Issuers, receive and deliver Exchange Notes for Old Notes tendered pursuant to the terms of the Exchange Offer. The parties hereto acknowledge that the Old Notes and the Exchange Notes are held in book entry form, and that all references to the tendering, delivery or exchange of Old Notes or Exchange Notes shall be deemed to include book entry procedures. In carrying out your duties as the Exchange Agent in connection with the Exchange Offer, you and the Issuers agree as follows:

         1. You will make a request to establish an account with respect to the Old Notes at The Depository Trust Company ("DTC") within two business days after the date of this Agreement. You agree that any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes in accordance with DTC's Automated Tender Offer Program ("ATOP").

         2. On the Commencement Date you will send by first class mail to each holder of Old Notes, at the addresses shown on the register maintained by you as Registrar under the Indenture, for use by such holder in forwarding and tendering the Old Notes to you as Exchange Agent, one copy of each of the Prospectus, the LT and the Notice of Guaranteed Delivery, along with a self-addressed envelope prepared by you as Exchange Agent. Upon request of any holder of Old Notes, you are hereby authorized to issue additional documents to such holder of Old Notes.

         3. You will examine the LTs, the certificates evidencing Old Notes, the Notices of Guaranteed Delivery and the other documents mailed or otherwise delivered to you in connection with tenders of Old Notes to ascertain whether each such LT or Notice of Guaranteed Delivery has been properly completed and duly executed and whether the certificates evidencing Old Notes accompanying such LT or received pursuant to a Notice of Guaranteed Delivery are in proper form for transfer, in each case in accordance with the instructions set forth in the Exchange Offer. Final determination of all questions as to the validity, form, eligibility and acceptance for exchange of any tender of Old Notes shall be made by the Issuers in their sole





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discretion and such determination shall be final and binding.  The Issuers have reserved in the Exchange Offer the absolute right to reject any or all tenders of Old Notes determined by it not to be timely or in proper form or the acceptance of or exchange for which may, in the opinion of the Issuers' counsel, be unlawful and to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of the Old Notes, and the Issuers' interpretation of the terms and conditions of the Exchange Offer will be final. The Issuers promptly shall notify you, in writing, of any such rejection or waiver.

         4. Subject to the provisions of Paragraph 3 concerning the Issuers' ability to waive defects in the tender, Old Notes must be tendered only in accordance with the terms and conditions set forth in the Exchange Offer.

                 (a) Exchange of Exchange Notes for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer shall be made only if:

                          (i) you receive prior to the Expiration Date (A) certificates for such Old Notes and (B) a properly completed and duly executed LT (or facsimile thereof) relating thereto; or

                          (ii) you receive on or prior to the Expiration Date electronic instructions tendering the Old Notes through the ATOP system that contain the character by which the participant at DTC acknowledges its receipt of and agrees to be bound by the LT; or

                          (iii) you receive (A) a Notice of Guaranteed Delivery relating to such Notes from an Eligible Institution (as defined in the Exchange Offer) prior to the Expiration Date and (B) certificates for such Old Notes and a properly completed and duly executed LT (or facsimile thereof) relating thereto at or prior to 5:00 p.m., New York City time, on or before the third New York Stock Exchange (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery;

                 (b) Exchange shall be made only if a final determination of the adequacy of the items received, as provided in Paragraph 3 hereof, has been made by the Issuers and you receive written notice from the Issuers that the conditions of the Exchange Offer have been satisfied or waived.

                 (c) You are authorized to take such actions as may be necessary and appropriate to correct any irregularities or deficiencies associated with any tender not in





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         proper order and to follow the instructions of the Issuers with respect to the waiver of any irregularities or deficiencies associated with any tender.

         5. A tendering holder of Old Notes may withdraw Old Notes tendered prior to the Expiration Date as set forth in the Exchange Offer, in which event you shall, as promptly as possible after notification of such withdrawal, return such Old Notes to, or in accordance with the instructions of, such holder of Old Notes, and such Old Notes shall thereafter be deemed not to have been validly tendered. All questions as to the form and validity (excluding time of receipt) of notices of withdrawal shall be determined by the Issuers, in their sole discretion, whose determination shall be final and binding.

         6. On each Monday, while the Exchange Offer remains open, and once each day on the Expiration Date and the four business days immediately preceding the Expiration Date, you shall advise by telephone and promptly thereafter confirm in writing to James H. Tate or Stephanie N. Josephson of the Issuers, 101 South Hanley Road, Suite 300, St. Louis, Missouri 63105 (telephone: (314) 746-2139, facsimile: (314) 746-2327) and to Michael S.
Colvin of Weil, Gotshal & Manges LLP, at 100 Crescent Court, Suite 1300, Dallas, Texas 75201-6950 (telephone: (214) 746-7790; facsimile: (214) 746-7777)
as to the aggregate principal amount of Old Notes which have been validly tendered since the last advice, stating separately (i) the aggregate principal amount of Old Notes tendered and represented by certificates physically held by you since the last advice, (ii) the aggregate principal amount of Old Notes tendered by Notices of Guaranteed Delivery since the last advice, (iii) the aggregate principal amount of Old Notes tendered since the last advice about which you have questions concerning the validity of their tender, (iv) the aggregate principal amount of Old Notes delivered which have been tendered previously by Notices of Guaranteed Delivery, (v) the aggregate principal amount of Old Notes that have been withdrawn since the last advice and which had been previously tendered, and (vi) the cumulative aggregate principal amount of Old Notes tendered (and not withdrawn or revoked) through the time of such advice. You shall also provide the aforementioned persons (or any other persons identified to you by such aforementioned persons), with such other information as any of them may reasonably request.

         7. LTs, Notices of Guaranteed Delivery and withdrawn tenders of Old Notes and facsimile transmissions submitted in lieu thereof pursuant to the Exchange Offer shall be recorded by you as to the date and time of receipt thereof and preserved by you as permanent records until you are otherwise instructed in writing by the Issuers. You shall match submitted Notices of Guaranteed Delivery with Old Notes tendered pursuant thereto, although you shall have no duty to enforce any such Notices of Guaranteed Delivery.

         8. You shall follow and act upon any written amendments, modifications or supplements to these instructions to which you agree in writing, and upon any further





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instructions in connection with the Exchange Offer, any of which may be given to you by the Issuers or such other persons as it may authorize in writing.

         9. The Issuers shall notify you in writing of the tendered Old Notes, if any, which have been accepted for exchange, and such written notification shall be irrevocable. On the business day following the Expiration Date, you shall deliver Exchange Notes for such tendered Old Notes on behalf of the Issuers. You shall thereupon mark "Canceled" the certificates representing tendered Old Notes accepted for exchange and retain such Old Notes as Registrar under the Indenture. Upon completion of the issuance of Exchange Notes, you will promptly provide to the Issuers (i) a list, certified by an authorized officer, of the Old Notes that have been canceled in accordance herewith, (ii) a list, certified by an authorized officer, of the Exchange Notes that have been issued and (iii) a list, certified by an authorized officer, of the Old Notes not tendered for exchange or tendered and withdrawn, each such list to include the name and address of the former or current holder, as applicable, and the principal amount of each Old Note or Exchange Note, as applicable.

         10. If, pursuant to the provisions of the instructions to the LTs, less than the entire principal amount evidenced by any certificate delivered to you is to be tendered, you shall, promptly after the Expiration Date, and after receipt of the acceptance notice provided in Paragraph 9 with respect to the tendered portion, return or cause to be returned a new certificate evidencing the untendered remainder of the principal amount of the Old Note that was evidenced by such certificate to, or in accordance with the instructions of, the tendering holder of such Old Note.

         11. If, pursuant to the terms of the Exchange Offer, the Issuers do not accept for exchange all or any part of the tendered Old Notes, or Old Notes are tendered but withdrawn in the manner provided in the Exchange Offer, you shall promptly return to, or in accordance with the instructions of, each tendering holder of such Old Notes the certificates evidencing the principal amount of Old Notes not exchanged or, to the extent required, submit to the Issuers for reissuance to, or in accordance with the instructions of, each tendering holder of Old Notes certificates evidencing the principal amount of Old Notes not tendered or exchanged, which certificates shall be returned to you for disposition, together with a letter of notice provided by the Issuers, explaining why the tendered Old Notes are being returned.

         12. Certificates evidencing the Exchange Notes as well as certificates evidencing principal amounts of Old Notes not exchanged shall be forwarded in accordance with Paragraphs 9, 10 or 11 hereof, as the case may be, by (a) first-class mail under an existing insurance policy protecting you and the Issuers from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.





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         13.     Upon request of any person, you shall furnish to such person copies of the Prospectus, and supplements thereto, the LTs, Notices of Guaranteed Delivery and the other materials referred to in the Prospectus as being available to holders of Old Notes. The Issuers will supply you promptly with copies of such documents upon your request.

         14.     As Exchange Agent you:

                 (a) shall have no duties or obligations other than those specifically set forth herein or as subsequently may be requested by the Issuers in writing and agreed to in writing by you, and no implied duties or obligations shall be read into this Agreement against you;

                 (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any certificates evidencing Old Notes deposited with you pursuant to the Exchange Offer and will not be required to and will make no representations as to the validity, sufficiency, value or genuineness of the Exchange Offer or the Exchange Notes;

                 (c) shall not be required to initiate any legal action hereunder that might in your judgment involve any expense or liability to you except upon written instructions of the Issuers and then only if you have been furnished by the Issuers with such indemnity as shall be satisfactory to you in your sole discretion;

                 (d) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, facsimile transmission or other document delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                 (e) may rely on and shall be protected in acting upon written or oral instructions from Randall E. Curran, James H. Tate or Stephanie N. Josephson, who are each officers of the Issuers, or such other person or persons as may be designated by the Issuers in writing, with respect to any matter relating to your actions as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such actions;

                 (f) may consult with counsel satisfactory to you (including counsel for the Issuers) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;





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                 (g)      shall not at any time advise or be called upon to
         advise any person as to the wisdom of making any tender pursuant to the Exchange Offer, the market value or decline or appreciation in market value of the Old Notes or the Exchange Notes, or any other financial or legal aspect of the Exchange Offer or any transaction related thereto; and

                 (h) shall be entitled, in the event that conflicting claims are made, or threatened, against you with respect to the Exchange Offer, to institute an interpleader action in any court of competent jurisdiction requesting such court to resolve such conflicting claims.

         15. You hereby agree that all securities, money, assets and property (collectively, the "Property") deposited with or received by you as Exchange Agent constitute a special, segregated account, held solely for the benefit of the Issuers and holders of Old Notes tendering Old Notes, as their interests may appear, and the Property shall not be commingled with the securities, money, assets or property of you or any other person or entity.

         16. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes.

         17. Any amounts remaining after making payments required hereby and by the Prospectus and LT, with respect to funds deposited with you by the Issuers for the payment of transfer taxes shall be forwarded promptly to the Issuers.

         18. In performing and carrying out your duties and responsibilities under this Agreement, you may employ and utilize such agents and employees as you in your sole discretion deem necessary, advisable or desirable to carry out the purpose of this Agreement. For services rendered as Exchange Agent hereunder, you shall be entitled to the fees specified in Exhibit D hereto. The Issuers shall also reimburse you for reasonable out-of-pocket expenses (including, but not limited to, reasonable fees and expenses of your legal counsel) in connection with your services. The failure of the Exchange Offer in its entirety or in part or as to any particular holder of Old Notes shall in no event affect your entitlement to your fees and expenses.

         19. The Issuers covenant and agree to indemnify and to hold you harmless against any costs, expenses (including reasonable fees and expenses of your legal counsel), losses or damages which may be paid, incurred or suffered by you or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions or inactions as Exchange Agent pursuant hereto; provided that such covenant and agreement does not extend to, and you shall not be indemnified and held harmless with respect to, such costs,





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expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your gross negligence, bad faith, or willful failure to perform your obligations hereunder.

         20. All reports, notices and other communications required or permitted hereunder (other than the telephonic advice required by Paragraph 6) shall be in writing (unless otherwise provided herein) and shall be deemed given when delivered by hand, facsimile transmission or first-class mail, postage prepaid, as follows:

                          To the Exchange Agent:

                          State Street Bank and Trust Company
                          225 Asylum Street, 23rd Floor
                          Hartford, Connecticut  06103
                          Attention:  Corporate Trust Administration
                          Telephone No. (860) 244-1844
                          Facsimile No. (860) 244-1889

                          To the Issuers:

                          Thermadyne Mfg. LLC
                          Thermadyne Capital Corp.
                          101 South Hanley Road, Suite 300
                          St. Louis, Missouri 63105
                          Attention:  Stephanie N. Josephson
                          Telephone No. (314) 746-2139
                          Facsimile No. (314) 746-2327

                          With copy to:

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201-6950
                          Attention:  R. Scott Cohen
                          Telephone No. (214) 746-7738
                          Facsimile No. (214) 746-7777

         21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York, and shall inure to the benefit of, and the obligation created hereby shall be binding upon, the successors and assigns of each of the parties hereto; provided, however, that no assignment by the Issuers shall





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affect the Exchange Agent's rights under Paragraphs 14, 18 and 19 hereof.  This
Agreement may not be assigned by you without prior written consent of the Issuers.

         22. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement. This Agreement may only be amended, modified or supplemented in writing signed by all parties hereto.

         23. Upon the first to occur of (a) the completion of your duties hereunder or (b) 90 days following the Expiration Date, your designation as Exchange Agent and your obligations hereunder will terminate at the close of business on said date. The provisions of Paragraphs 18 and 19 shall survive the termination of this Agreement and shall continue in full force and effect.

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         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                        THERMADYNE MFG. LLC



                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------


                                        THERMADYNE CAPITAL CORP.


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------





Accepted as of the date first above written.

STATE STREET BANK AND TRUST COMPANY,
as Exchange Agent



By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

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                                   EXHIBIT A


                                   PROSPECTUS





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                                   EXHIBIT B


                             LETTER OF TRANSMITTAL





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                                   EXHIBIT C


                         NOTICE OF GUARANTEED DELIVERY





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                                   EXHIBIT D


                  EXCHANGE AGENT'S FEES AND EXPENSES SCHEDULE